Press Release

McKesson Announces N. Anthony Coles, M.D. will not stand
for re-election to McKesson Board of Directors

IRVING, Texas, April 19, 2021 — McKesson Corporation today announced that N. Anthony Coles, M.D., informed the company he will not stand for re-election to the McKesson Board of Directors at its annual shareholders meeting on July 23, 2021.

Dr. Coles was elected to the McKesson Board of Directors in 2014 and currently serves as chair of the Compensation Committee and a member of the Finance Committee.

“Tony has brought tremendous insight to our Board through his deep experience in healthcare and the biopharmaceutical fields. He has been a trusted advisor on matters related to our business operations as well as critical issues such as governance, sustainability and diversity, equity and inclusion,” said Brian Tyler, chief executive officer, McKesson. “McKesson supports Tony’s decision not to stand for re-election given his broadened responsibilities as chief executive officer and chairman of the Board of Directors of Cerevel Therapeutics, which debuted as a publicly traded company in 2020. On behalf of our entire organization, I want to thank Tony for his many contributions and wish him continued success in the future.”

“Tony’s expertise and perspective as a physician and chief executive have been invaluable over the past seven years during a period of significant transformation for McKesson,” said Edward Mueller, lead independent director on McKesson’s Board of Directors. “We are grateful for his leadership in advancing McKesson’s strategic growth initiatives and commitment to making better care possible around the world.”

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About McKesson Corporation
McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information solutions. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful - all for the better health of patients. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit https://www.mckesson.com/.

Holly Weiss, 972-969-9174 (Investors)
Holly.Weiss@McKesson.com

David Matthews, 214-952-0833 (Media)
David.Matthews@McKesson.com